Exhibit 10.8
HEALTHSPRING, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT
(Performance Vesting)
THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of this  _____  day of                     , 20  _____  (the “Grant Date”), by and between HealthSpring, Inc., a Delaware corporation (together with its Subsidiaries and Affiliates, the “Company”), and                                          (the “Optionee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan (the “Plan”).
WHEREAS, the Company has adopted the Plan, which permits the issuance of stock options for the purchase of shares of the common stock, par value $0.01 per share, of the Company (the “Shares”); and
WHEREAS, the Company desires to afford the Optionee an opportunity to purchase Shares as hereinafter provided in accordance with the provisions of the Plan.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1. Grant of Option.
(a) The Company grants as of the date of this Agreement the right and option (the “Option”) to purchase                      Shares, in whole or in part (the “Performance Option Stock”), at an exercise price of                                                              and No/100 Dollars ($                     ) per Share, on the terms and conditions set forth in this Agreement and subject to all provisions of the Plan. The Optionee, holder or beneficiary of the Option shall not have any of the rights of a stockholder with respect to the Performance Option Stock until such person has become a holder of such shares by the due exercise of the Option and payment of the Option Payment (as defined in Section 3 below) in accordance with this Agreement.
(b) The Option shall be a non-qualified stock option. In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it upon the exercise of the Option, and in order to comply with all applicable federal or state tax laws or regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal, state or other taxes are withheld or collected from the Optionee.
(c) For purposes of this Agreement, the “Performance Period” shall mean the two consecutive fiscal years of the Company beginning with the year in which the Grant Date occurs.

2. Exercise of Option.
(a) Except as provided herein and subject to such other exceptions as may be determined by the Committee in its discretion:
(i) the number of shares of Performance Option Stock subject to this Option shall be adjusted following the end of the Performance Period pursuant to the performance criteria set forth on Exhibit A hereto (such adjusted number of shares of Performance Option Stock, the “Option Stock”);
(ii) this Option shall become vested and exercisable with respect to fifty percent (50%) of the Option Stock determined above on the later of (A) the second anniversary of the Grant Date, or (B) the date on which the Committee determines the number of shares of Option Stock as provided in (i) above, if and only if the Optionee shall have been continuously employed by the Company from the date of this Agreement through and including such dates, and
(iii) with respect to an additional twenty-five percent (25%) of the Option Stock determined above on each of the third and fourth anniversaries of the Grant Date if and only if the Optionee shall have been continuously employed by the Company from the date of this Agreement through and including such dates.
The Option to acquire that number of shares of Performance Option Stock originally subject to this Agreement that do not become Option Stock, if any, in accordance with subsection (i) above shall be forfeited immediately by the Optionee upon the determination of the Committee that the necessary performance criteria have not been met. In the event of the Optionee’s death or Disability, or a Change in Control, the Option to acquire Performance Option Stock subject to this award (that has not previously been forfeited by the Grantee) shall become an Option to acquire Option Stock. Notwithstanding subsections (ii) and (iii) above, each outstanding unvested Option to acquire Option Stock shall vest and become exercisable in full in the event of the Optionee’s death, Disability or Retirement, provided the Optionee has remained continuously employed by the Company from the date of this Agreement to such event. If the Optionee’s termination meets the requirements of an Early Retirement (as defined below), this Option shall vest as though the Optionee had undergone a Retirement. “Early Retirement” means retirement with the express consent of the Committee at or before the time of such retirement, from active employment with the Company prior to age sixty-five (65).
(b) Notwithstanding the foregoing, upon the termination of the Optionee’s employment within one year following a Change in Control, if the Optionee’s employment with the Company (or its successor) is terminated by (A) the Optionee for Good Reason, or (B) the Company for any reason other than for Cause, each outstanding unvested Option to acquire Option Stock (to the extent not previously forfeited) shall vest and become exercisable in full; provided that in the event this Award is not assumed by the Acquiror under the terms set forth in Section 13(a) of the Plan, this Option shall become fully vested and exercisable (to the extent not previously terminated) with respect to 100% of the Option Stock.

3. Manner of Exercise. The Option may be exercised in whole or in part at any time within the period permitted hereunder for the exercise of the Option, with respect to whole Shares only, by serving written notice of intent to exercise the Option delivered to the Company at its principal office (or to the Company’s designated agent), stating the number of Shares to be purchased, the person or persons in whose name the Shares are to be registered and each such person’s address and social security number. Such notice shall not be effective unless accompanied by payment in full of the Option Price for the number of Shares with respect to which the Option is then being exercised (the “Option Payment”) and, except as otherwise provided herein, cash equal to the required withholding taxes as set forth by Internal Revenue Service and applicable state tax guidelines for the employer’s minimum statutory withholding. The Option Payment shall be made in cash or cash equivalents or in whole Shares previously acquired by the Optionee and valued at the Shares’ Fair Market Value on the date of exercise (or next succeeding trading date if the date of exercise is not a trading date), or by a combination of such cash (or cash equivalents) and Shares. Subject to applicable securities laws, the Optionee may also exercise the Option (a) by delivering a notice of exercise of the Option and by simultaneously selling the Shares of Option Stock thereby acquired pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the Option Payment, together with any applicable withholding taxes, or (b) by directing the Company to withhold that number of whole Shares otherwise deliverable to the Optionee pursuant to the Option having an aggregate Fair Market Value at the time of exercise equal to the Option Payment. Unless otherwise provided by the Committee at any time, to satisfy any applicable withholding taxes, in lieu of cash the Optionee may direct the Company to withhold that number of whole Shares otherwise deliverable to the Optionee pursuant to the Option.
4. Termination of Option. The Option will expire ten (10) years from the date of grant of the Option (the “Term”) with respect to any then unexercised portion thereof, unless terminated earlier as set forth below:
(a) Termination by Death. If the Optionee’s employment by the Company terminates by reason of death, or if the Optionee dies within three (3) months after termination of such employment for any reason other than Cause, this Option may thereafter be exercised, to the extent the Option was exercisable at the time of such termination (after giving effect to any acceleration of vesting provided for in Section 2 above), by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of one (1) year from the date of death or until the expiration of the Term of the Option, whichever period is the shorter.
(b) Termination by Reason of Disability. If the Optionee’s employment by the Company terminates by reason of Disability, this Option may thereafter be exercised, to the extent the Option was exercisable at the time of such termination (after giving effect to any acceleration of vesting provided for in Section 2 above), by the Optionee or personal representative or guardian of the Optionee, as applicable, for a period of three (3) years from the date of such termination of employment or until the expiration of the Term of the Option, whichever period is the shorter.
(c) Termination by Retirement or Early Retirement. If the Optionee’s employment by the Company terminates by reason of Retirement or Early Retirement, this Option may thereafter be exercised by the Optionee, to the extent the Option was exercisable at the time of such termination (after giving effect to any acceleration of vesting provided for in Section 2 above), for a period of three (3) years from the date of such termination of employment or until the expiration of the Term of the Option, whichever period is the shorter.
(d) Termination for Cause. If the Optionee’s employment by the Company is terminated for Cause, this Option shall terminate immediately and become void and of no effect.

(e) Other Termination. If the Optionee’s employment by the Company terminates for any reason other than for Cause, death, Disability, Retirement or Early Retirement, this Option may be exercised, to the extent the Option was exercisable at the time of such termination (after giving effect to any acceleration of vesting provided for in Section 2 above), by the Optionee for a period of three (3) months from the date of such termination of employment or the expiration of the Term of the Option, whichever period is the shorter.
5. No Right to Continued Employment. The grant of the Option shall not be construed as giving the Optionee the right to be retained in the employ of the Company, and the Company may at any time dismiss the Optionee from employment, free from any liability or any claim under the Plan.
6. Adjustment to Option Stock. The Committee may make equitable and appropriate adjustments in the terms and conditions of, and the criteria included in, this Option in recognition of unusual or nonrecurring events (and shall make the adjustments for the events described in Section 4.2 of the Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles in accordance with the Plan, whenever the Committee determines that such event(s) affect the Shares. Any such adjustments shall be effected in a manner that precludes the material enlargement of rights and benefits under this Award.
7. Amendments to Option. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Option, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Optionee or any holder or beneficiary of the Option shall not to that extent be effective without the consent of the Optionee, holder or beneficiary affected.
8. Limited Transferability. During the Optionee’s lifetime, this Option can be exercised only by the Optionee. This Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Optionee other than by will or the laws of descent and distribution. Any attempt to otherwise transfer this Option shall be void. No transfer of this Option by the Optionee by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer.
9. Reservation of Shares. At all times during the term of this Option, the Company shall use its best efforts to reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Agreement.
10. Plan Governs. The Optionee hereby acknowledges receipt of a copy of (or electronic link to) the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

11. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.
12. Notices. All notices required to be given under this Award shall be deemed to be received if delivered or mailed as provided for herein to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	HealthSpring, Inc.
9009 Carothers Parkway
Suite 501
Franklin, Tennessee 37067
Attn: Corporate Secretary

To the Optionee:	The address then maintained with respect to the Optionee in the Company’s records.
13. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.
14. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Optionee and the Company for all purposes.
15. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Optionee’s legal representative and assignees. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be binding upon the Optionee’s heirs, executors, administrators, successors and assignees.

IN WITNESS WHEREOF, the parties have caused this Non-Qualified Stock Option Agreement to be duly executed effective as of the day and year first above written.

HEALTHSPRING, INC.
By:

OPTIONEE:

Signature